FOURTH AMENDMENT TO CREDIT AGREEMENT
AND FIRST AMENDMENT TO SECURITY AGREEMENT

     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO SECURITY AGREEMENT (this "Amendment") is entered into as of January 31, 2013, by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, "Agent") and QUANTUM CORPORATION, a Delaware corporation ("Borrower").

     WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of March 29, 2012 (as amended, modified or supplemented from time to time, the "Credit Agreement");

     WHEREAS, Borrower and Agent are parties to that certain Security Agreement dated as of March 29, 2012 (as amended, modified or supplemented from time to time, the "Security Agreement"); and

     WHEREAS, Borrower, Agent and Lenders have agreed to amend (a) the Credit Agreement in certain respects and (b) the Security Agreement in certain respects, in each case subject to the terms and conditions contained herein.

     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

     1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

     2. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance upon the representations and warranties of Borrower set forth in Section 7 below, the Credit Agreement is amended as follows:

     (A) Section 2.10(c) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "(c) Field Examination and Other Fees. Borrower shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows: (i) a fee of $1,000 per day, per examiner, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging), for each field examination of Borrower performed by personnel employed by Agent, (ii) if implemented, a fee of $1,000 per day, per Person, plus reasonable and documented out-of-pocket expenses, for the establishment of electronic collateral reporting and (iii) the reasonable and documented fees or charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or its Subsidiaries, to appraise the Collateral or any portion thereof, or to assess Borrower's or its Subsidiaries' business valuation; provided, that (x) so long as (1) no Event of Default shall have occurred and be continuing, (2) Liquidity is not less than $18,500,000 and (3) Pure Availability is not less than $11,200,000, Borrower shall not be obligated to reimburse Agent for any field examinations, appraisals or intellectual property valuations and Agent shall not have the right to conduct more than 1 field examination and 1 appraisal of each type of Collateral during any calendar year, and (y) if (1) an Event of Default has occurred and is continuing, (2) Liquidity, as of any date, is less than $18,500,000 or (3) Pure Availability, as of any date, is less than $11,200,000, Borrower shall be obligated to reimburse Agent for no more than 2 field examinations during any calendar year, no more than 1 appraisal of each type of Collateral during any calendar year, and no more than 1 intellectual property valuation during any calendar year and Agent shall have the right to conduct, at its sole expense, field examinations, appraisals and intellectual property valuations without limitation."

     (B) The last sentence of Section 6.9(b) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "Agent hereby agrees that it will not issue such a "Notice of Exclusive Control" or equivalent notice to the applicable depository bank unless (x) an Event of Default has occurred and is continuing, (y) Liquidity, as of any date, is less than $18,500,000 or (z) Pure Availability, as of any date, is less than $11,200,000."

     (C) Section 7 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "7. FINANCIAL COVENANTS.

          Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, commencing on the date on which a Financial Covenant Period begins and measured as of the end of the fiscal quarter immediately preceding the date on which a Financial Covenant Period first begins and as of each fiscal quarter end thereafter during such Financial Covenant Period, Borrower will:

          (a) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least 1.10 for the trailing 12-month period ending on the last day of such fiscal quarter.

          (b) [Intentionally Omitted].

     (D) The definition of "Borrowing Base" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          ""Borrowing Base" means, as of any date of determination, the result of:

               (a) 100% of Qualified Cash, plus

               (b) the Accounts Component, plus

               (c) the lesser of

                    (i) 50% of the Net Book Value of Borrower's and the other Loan Parties' Inventory (other than Service Inventory) located in the United States consisting of raw materials and finished goods as of such date; provided that no more than $5,000,000 of such Inventory shall be located at locations not identified on Schedule 4.24, and

                    (ii) the Accounts Component, minus

               (d) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement."

     (E) Clause (b)(x) of the definition of "EBITDA" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          "(x) capitalized debt issuance costs arising with respect to any Permitted Refinancing or repayment of the Convertible Subordinated Debt and/or the 2012 Convertible Subordinated Debt up to an aggregate amount not to exceed $6,500,000,"

     (F) The definition of "Maximum Revolver Amount" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          ""Maximum Revolver Amount" means $55,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement."

     (G) The following definitions are hereby added to Schedule 1.1 of the Credit Agreement, inserted in appropriate alphabetical order:

          ""Financial Covenant Period" means a period which shall commence on any date (the "Commencement Date") on which (a) Liquidity, as of such date, is less than $16,500,000 or (b) Pure Availability, as of such date, is less than $10,000,000, and shall continue until the later of:

          (a) the date that is the last day of the first full fiscal quarter after the Commencement Date, and

          (b) the last day of the fiscal quarter in which, for a period of sixty (60) consecutive days after the Commencement Date, (x) Liquidity, as of each such date, is greater than or equal to $16,500,000 and (y) Pure Availability, as of each such date, is greater than or equal to $10,000,000.

          ""Pure Availability" means, as of any date of determination, an amount equal to (a) Liquidity as of such date, minus (b) the amount of Qualified Cash as of such date."

     (H) The definition of "Revolver Sub-Facility Amount" is hereby deleted from Schedule 1.1 of the Credit Agreement in its entirety.

     (I) Exhibit B-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

     (J) Exhibit C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

     (K) Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit C hereto.

     (L) Schedule 5.1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit D hereto.

     (M) Schedule 5.2 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit E hereto.

     3. Amendments to Security Agreement. Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance upon the representations and warranties of Borrower set forth in Section 7 below, the Security Agreement is amended as follows:

     (A) The definition of "Triggering Event" contained in Section 1(a) of the Security Agreement is hereby amended and restated in its entirety, as follows:

          ""Triggering Event" means, as of any date of determination, that (A) an Event of Default has occurred as of such date, (B) Liquidity, as of such date, is less than $18,500,000 or (C) Pure Availability, as of such date, is less than $11,200,000."

     (B) Clause (i) of Section 6(h) of the Security Agreement is hereby amended and restated in its entirety, as follows:

          "(i) If Grantor shall acquire, obtain, receive or become entitled to receive after the Closing Date any Pledged Interests constituting Collateral having value in the amount of $750,000 or more, individually, or having value in the aggregate for all Pledged Interests of $2,000,000 or more, it shall promptly (and in any event concurrently with the next required delivery of the Compliance Certificate (or, if an Event of Default has occurred and is continuing, when requested by Agent)) deliver to Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;"

     4. Continuing Effect. Except as expressly set forth in Sections 2 and 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement, the Security Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement, the Security Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

     5. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement, the Security Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement, the Security Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

     6. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

     (a) Each party hereto shall have executed and delivered this Amendment to Agent;

     (b) Agent shall have received the Fourth Amendment Fee referred to below; and

     (c) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

     7. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

     (a) All representations and warranties contained in the Credit Agreement, the Security Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

     (b) No Default or Event of Default has occurred and is continuing; and

     (c) This Amendment, the Credit Agreement, as modified hereby, and the Security Agreement, as modified hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

     8. Fourth Amendment Fee. Borrower shall pay to Agent, for the ratable benefit of the Lenders based on their respective Pro Rata Shares, a fee equal to $20,000 (the "Fourth Amendment Fee") which shall be fully earned and due and payable on the date hereof.

     9. Miscellaneous.

     (a) Expenses. Notwithstanding anything in the Credit Agreement, the Security Agreement or any other Loan Document to the contrary, solely for purposes of this Amendment, Borrower shall not be responsible to pay the costs or expenses of Agent or any Lender (including any fees or expenses of counsel for Agent or any Lender) in connection with the preparation, negotiation, execution, delivery and/or administration of this Amendment or any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

     (b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of California.

     (c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

[Remainder of page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

QUANTUM CORPORATION
a Delaware corporation

By:	/s/ Linda M. Breard
Title:	SVP-CFO

WELLS FARGO CAPITAL FINANCE, LLC, as
Agent and as a Lender

By:	/s/ Amelie Yehros
Title:	SVP

SILICON VALLEY BANK, as a Lender

By:	/s/ Christopher L. Snider
Title:	Managing Director

Signature Page to Fourth Amendment to Credit Agreement and First Amendment to Security Agreement

EXHIBIT A

Exhibit B-1

Form of Borrowing Base Certificate

EXHIBIT B

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

EXHIBIT C

Schedule C-1

Revolver Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Capital Finance, LLC	$36,666,666.67	$36,666,666.67
Silicon Valley Bank	$18,333,333.33	$18,333,333.33

All Lenders	$55,000,000.00	$55,000,000.00

EXHIBIT D

Schedule 5.1

     Borrower will deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Borrower's fiscal quarters) after the end of each month during each of Borrower's fiscal years

(a) an unaudited consolidated and consolidating balance sheet, income statement, calculation of EBITDA, and, solely in the case of a month that is the end of one of Borrower's fiscal quarters, statement of cash flow, in each case, covering Borrower's and its Subsidiaries' operations during such period.

(i) after the occurrence and during the continuance of a Default or an Event of Default in any month or (ii) if, at any time, the Revolver Usage during a month exceeds $15,000,000, as soon as available, but in any event within 30 days after the end of such month during each of Borrower's fiscal years (other than a month that is the end of one of Borrower's fiscal quarters)

(b) a Compliance Certificate.

as soon as available, but in any event within 45 days after the end of each month that is the end of one of Borrower's fiscal quarters during each of Borrower's fiscal years	(c) a Compliance Certificate.
as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years (the "Annual Deadline")

(d) consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, which, in the case of the consolidated financial statements, are audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would, subject to Section 1.2 of the Agreement, be to cause any noncompliance with the provisions of Section 7), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management), and

(e) a Compliance Certificate.

provided, however, that if Borrower has filed any of the items listed in clause (c) above in its Form 10-K annual report with the SEC within the applicable Annual Deadline, then Borrower shall (i) provide Agent written notice (in the Compliance Certificate or elsewhere) within the applicable Annual Deadline that Borrower has filed its Form 10-K annual report with the SEC and (ii) deliver to Agent by the applicable Annual Deadline copies of any items listed in clause (c) above that were not filed with the SEC.

as soon as available, but in any event within 45 days after the start of each of Borrower's fiscal years,

(f) copies of Borrower's Projections, in form (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, quarter by quarter, certified by the chief financial officer of Borrower as being such officer's good faith estimate of the financial performance of Borrower during the period covered thereby.

if and when filed by Borrower (but only if requested by Agent)

(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(h) any other filings made by Borrower with the SEC, and

(i) any other information that is provided by Borrower to its shareholders generally.

promptly, but in any event within 5 Business Days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Borrower or any of its Subsidiaries,

(k) notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(l) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

EXHIBIT E

Schedule 5.2

     Borrower will provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 30th day after the end of each month)

(a) a Borrowing Base Certificate,

(b) a detailed report regarding Borrower's and its Subsidiaries' cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and

(c) if (i) an Event of Default has occurred and is continuing, (ii) Liquidity, as of any date, is less than $18,500,000 or (iii) Pure Availability, as of any date, is less than $11,200,000

, a reconciliation of Accounts, trade accounts payable, and Inventory of Borrower's general ledger accounts to its monthly financial statements including any book reserves related to each category.

Upon request by Agent	(d) such other reports as to the Collateral or the financial condition of Borrower and its Subsidiaries, as Agent may reasonably request.